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                                                           Exhibit 5.1



                              August 14, 1997

  Astea International Inc.
  455 Business Center Drive
  Horsham, PA  19044

     Re:  Astea International Inc.
          Registration Statement on Form S-8

  Ladies and Gentlemen:

     I am the Vice President and General Counsel to Astea International Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 90,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be issued to a former stockholder (the "Selling Stockholder") of Bendata, Inc. The Shares are issuable upon exercise of an option granted on June 30, 1997 to the Selling Stockholder (the "Option").

     I have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that I have deemed necessary or appropriate.

     Based upon and subject to the foregoing, I am of the opinion that, upon payment of the exercise price as set forth in the Option, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                      Very truly yours,



                                      ROBERT G. SCHWARTZ, JR.
                                      Vice President and General Counsel